Exhibit 99.1

Specialty Laboratories Announces First Quarter 2004 Results

Santa Monica, Calif., April 21, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the first quarter ended March 31, 2004.

Net revenue was $31.3 million for the first quarter 2004, compared to $30.3 million for the first quarter 2003.  Including certain charges, this resulted in a loss of $0.11 per diluted share, compared to a loss per diluted share of $0.07 for the first quarter of 2003.

Testing volume for the first quarter of 2004, as measured by patient accessions, reached approximately 670,000, increasing nearly nine percent from the approximately 616,000 accessions of the year-ago quarter.  This represents the largest year—over-year volume increase since the business challenges Specialty encountered in 2002.  Business in the first quarter of 2003 still included testing volume from Unilab Corporation (Unilab), which had been our largest customer prior to being acquired by Quest Diagnostics, Inc., in February 2003.

Specialty’s first quarter financial performance was negatively impacted by changes in the overall mix of tests ordered by clients.  This shift in test mix included an increased proportion of lower priced tests, reducing the aggregate average price per accession for the period.

The operating loss in the first quarter 2004 includes certain charges of approximately $700,000, or $0.03 per share, including severance and separation related expenses and previously disclosed legal matters.

For the second quarter 2004, Specialty expects that testing volume will exceed   690,000, growing sequentially by approximately three percent.  Specialty expects revenue of $130 million to $136 million for the full year 2004, and continues to work towards reaching modest profitability in the second half of 2004, depending on multiple factors, including continued volume growth and stabilization of test mix.

“Specialty continues to see strong demand from hospitals and independent laboratories for our services,” noted Douglas S. Harrington, MD, chief executive officer of Specialty Laboratories.  “Although our test mix impacted our average selling pricing more than we had anticipated during the period, we remain confident about our operations and our opportunity.  We are seeing very positive signs in the field as we continue to speak with new clients and receive a steady flow of bidding requests from a variety of institutions.  Sales and marketing efforts are underway to educate clients on the value of our services and selected higher-priced esoteric tests.  We also expect that our on-going cost management programs, including laboratory automation efforts and platform consolidation, will provide greater benefit in supporting future growth and profitability.”

“Specialty is in a strong financial position and remains on track to relocate to our new laboratory facility and headquarters beginning in the second half of 2004.  During the first quarter, we closed the sale/lease-back transaction related to the new facility, resumed full activity on the build-out and completion of the project, and significantly increased our cash and investments position with the initial proceeds from the transaction.  We continue to estimate that, after incurring all the necessary capital expenditures to complete the project, we will have added $28 million to our cash and investments position.  We also anticipate relocation-related expenditures totaling $2.5 million to $3.0 for overlapping rents and moving services during the second half of 2004 and the first quarter of 2005.”

Financial Highlights

The growth in revenues for the first quarter resulted from a year-over-year increase in testing volume.  Accessions for the first quarter were approximately 670,000, reflecting an increase of nearly nine percent compared to the year ago quarter and nearly seven percent compared to the fourth quarter 2003.

This revenue growth was accomplished despite experiencing a significant decline in referral testing work sent to Specialty by Unilab, which began in the fourth quarter of 2002.  Revenues from Unilab in the first quarter 2004, when compared to the first quarter 2003, declined nearly $2 million.

Costs of services were $22.6 million in the first quarter of 2004, an increase of $797,000, or approximately four percent, from the prior year’s first quarter.  The year-over-year increase includes the effect from growth in testing volume.   Additional increases were incurred as a result of the start up of new tests and increased purchases of certain laboratory supplies.  In the second quarter 2004, costs of services as a percentage of revenue are expected to improve over their level of first quarter 2004.

Selling, general and administrative expenses (SG&A) were $11.2 million in the first quarter of 2004, an increase of $264,000, or approximately 2 percent, from the prior year’s first quarter.  This rise reflects increased expenditures on information technology, sales and marketing, and related programs to support new business growth.  SG&A costs for the second quarter 2004 are expected to decline modestly from those of first quarter 2004.

For the first quarter of 2004, Specialty did not record any additional benefits for income taxes due to the size of deferred tax assets recorded on our balance sheet.  A benefit of $764,000 was recorded in the prior year period.

As a result of the above factors, Specialty incurred an operating loss of $2.6 million in the first quarter of 2004 compared to an operating loss of nearly $2.4 million in the first quarter of 2003.  Excluding the charges of $700,000 in the first quarter of 2004, the loss per diluted share would be $0.08.

Cash and investments were approximately $52.6 million as of March 31, 2004, compared to $36.7 million on December 31, 2003.  The increase in cash and investments includes proceeds, net of transaction fees, of approximately $26.2 million from the sale/lease-back transaction involving Specialty’s new headquarters facility in Valencia, California.  The Company anticipates that it will receive approximately $19.0 million upon completion of the facility in the second half of

2004. Capital expenditures for first quarter 2004 were approximately $5.2 million.  Total depreciation and amortization for the period were approximately $1.5 million.  Days outstanding for accounts receivable remained at 68 days in first quarter 2004, unchanged from fourth quarter 2003.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on April 21, 2004 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on April 21, 2005.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: (a) the growth of our testing volume, and predicted levels in future quarters; (b) expected revenue for 2004; (c) the ability of Specialty to be profitable in 2004 and beyond; (d) the mix of tests ordered by our clients, including orders for selected higher-priced esoteric tests, and the effect on aggregate average selling price; (e) the ability of our cost management programs, including laboratory automation efforts and platform consolidation, to provide greater benefit in supporting future growth and profitability; (f) our expected cash and investments position following completion of our new laboratory facility and relocation, including anticipated relocation-related expenditures; and (g) expected future improvements in costs of services and Selling, general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share data)

	Three Months Ended March 31,
	2003	2004

Net revenue	$30,300	$31,304
Costs and expenses:
Costs of services	21,785	22,582
Selling, general and administrative (exclusive of stock-based compensation charges)	10,914	11,178
Stock-based compensation charges	24	142
Total costs and expenses	32,723	33,902

Operating loss	(2,423)	(2,598)

Interest income	(211)	(63)
Interest expense	34	0

Loss before income taxes (benefits)	(2,246)	(2,535)

Provision for income taxes (benefits)	(764)	0

Net loss	$(1,482)	$(2,535)

Basic loss per common share	$(0.07)	$(0.11)

Diluted loss per common share	$(0.07)	$(0.11)

Basic shares	22,096	22,663
Diluted shares (a)	22,096	22,663

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are anti-dilutive.

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	March 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,563	$40,572
Short-term investments	9,104	9,067
Accounts receivable, net	22,239	23,846
Receivable from sale of property	0	16,241
Refundable income taxes	126	128
Deferred income taxes	1,155	1,155
Inventory	2,729	3,009
Prepaid expenses and other assets	2,680	2,102
Total current assets	65,596	96,120

Property and equipment, net	61,535	21,183
Long-term investments	0	3,000
Deferred income taxes	5,029	5,029
Goodwill, net	5,655	5,655
Other assets	4,738	6,112
	$142,553	$137,099

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,834	$7,334
Accrued liabilities	6,261	4,559
Total current liabilities	15,095	11,893
Long-term debt	5,019	5,082
Long-term liabilities	1,939	1,812
Commitments and contingencies
Shareholders’ equity:
Capital stock	103,005	103,385
Retained earnings	17,436	14,901
Deferred stock-based compensation	(13)	(5)
Accumulated other comprehensive income	72	31
Total shareholders’ equity	120,500	118,312
	$142,553	$137,099

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com